ANNEX B





                             STOCK OPTION AGREEMENT

         This Stock Option Agreement (the "Option Agreement"), dated as of January 30, 1996, is made jointly and severally between Charles H. Powers, Walker S. Powers and Rex and Jane Huggins on the one hand (collectively the "Purchasers", and each individually a "Purchaser") and The Seibels Bruce Group, Inc., a South Carolina corporation (the "Company"). Reference is made to the Stock Purchase Agreement, dated as of January 29, 1996, between the Purchasers and the Company (the "Stock Purchase Agreement"). Capitalized terms used herein without definition shall have the definitions assigned to them in the Stock Purchase Agreement.

                                   WITNESSETH:

         WHEREAS, under the Stock Purchase Agreement, the Company is obligated to issue options to the Purchasers as additional consideration for the purchase of the Shares.

         NOW, THEREFORE, subject to the terms and conditions hereof and in consideration of the premises and the promises contained herein, the Purchasers jointly and severally on one hand and the Company on the other, hereto agree as follows:

                                    SECTION 1
                                  Option Terms

         1.1 Amount of Option. The Company hereby grants the Purchasers an irrevocable option (the "Option"), to purchase from the Company, 6,250,000 shares of common stock, par value $1.00 ("Common Stock") per share, of the Company (the "Additional Shares"), upon the terms and conditions set forth below and in Section 1.2:

                  (a) The Option for 3,125,000 of the Additional Shares shall have an exercise price of the greater of (i) Book Value (as defined in Section 1.1(c)), per share on the date of exercise or (ii) $1.50 per share. This portion of the Option for 3,125,000 of the Additional Shares shall terminate on December 31, 1998.

                  (b) The Option for the remaining 3,125,000 of the Additional Shares shall have an exercise price of the greater of (i) Book Value (as defined in Section 1.1(c)), per share on the date of exercise or (ii) $2.00 per share. This portion of the Option for 3,125,000 of the Additional Shares shall terminate on December 31, 2000.

                  (c) For purposes of this Option Agreement, "Book Value" shall be the total shareholders equity of the Company divided by the shares issued and outstanding, determined under the standard practices of the Company and reported on SEC Form 10-Q, as of the end of the previous calendar quarter.

                  (d) The Option for the Shares shall be divided among the Purchasers as follows:

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                           1.   Charles  H.  Powers - An  Option  for 5  million
                                shares.

                           2. Walker S. Powers - An Option for 1 million shares.

                           3.   Rex and Jane  Huggins  - An Option  for  250,000
                                shares.

                           One-half of each Purchaser[s] Option shall be exercisable in accordance with the terms and conditions as set forth in paragraph 1.1(a) above and one-half of each Purchaser[s] Option shall be exercisable in accordance with the terms and conditions as set forth in paragraph 1.1(b) above.

         1.2 Additional Terms and Conditions. In addition to the terms and conditions in Section 1.1, the Option shall be subject to the following terms and conditions:

                  (a) The Option may not be exercised before the approval of the shareholders of the Company of an increase in the authorized capital of the Company of an additional 25,000,000 shares of Common Stock and, if deemed necessary by the Company's Board of Directors on the advice of counsel, the reduction of the par value of the shares of Company Stock. Each exercise of the Option must be made in an amount equal to at least 500 shares.

                  (b) Full payment of the exercise price must be made to the Company upon exercise of the Option by certified or cashiers check or wire transfer.

                  (c) The Option is not transferable by the Purchasers, except as provided in Section 6.4 of the Stock Purchase Agreement.

                  (d) The Option is irrevocable until termination under Section 1.1(a) or (b).


                                    SECTION 2
                         Exercise and Additional Shares

         2.1 Exercise of Option. To exercise the Option, the Purchasers, individually or jointly, must deliver to the Company written notice, signed by the Purchaser[s], stating the number of Shares the Purchaser[s] elect to be purchased, and stating that payment to the Company is made as described in
Section 1.2(d).

         2.2 Issuance of Additional Shares. Upon exercise of all or part of the Option, the Company shall issue the Additional Shares to the Purchasers within 30 days or such later time as may be deemed necessary by the Company's Board of Directors on the advice of counsel, to comply with applicable federal or state securities laws or state insurance laws.

         2.3 Securities Act of 1933. The provisions of Section 5.4 of the Stock Purchase Agreement shall apply to the Option and the Additional Shares as if the Option and Additional
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Shares were  Shares.  The  Purchasers  understand  and agree that there shall be imprinted on the certificates for the Shares a legend substantially in the form as the following:


         The options under which the shares of common stock represented by this certificate were acquired and the shares acquired under exercise of that option have not been registered under the Securities Act of 1933, as amended and may not be offered or sold unless the shares are registered under the Securities Act of 1933, as amended, or an exemption from the registration requirements under the Securities Act of 1933, as amended, is available.

         2.4 Registration of Shares. The provisions of Section 7 of the Stock Purchase Agreement shall apply to any of the Additional Shares, after exercise of the Option as to those Additional Shares, as if the Additional Shares were Shares.

         2.5 Change in Capital Stock Structure. In the event of a stock dividend, stock split or combination of shares, recapitalization or merger in which the Company is the surviving corporation or other change in the Company's capital stock (including, but not limited to, the creation or issuance to shareholders generally of rights, options or warrants for the purchase of common stock or preferred stock of the Company), the number and kind of shares of stock or securities of the Company to be subject to the Option then remaining outstanding, the number of Additional Shares with respect to which the Option is unexercised, and the exercise price shall be appropriately adjusted by the Company.

         2.6 Additional Matters. The following provisions of the Stock Purchase Agreement shall apply to any Additional Shares, after exercise of the Option as to those Additional Shares, as if the Additional Shares were Shares: Section 5.4, Section 6.4, and Section 6.5.

                                    SECTION 3
                                  Miscellaneous

         3.1 Governing Law. This Option Agreement shall be deemed to be a contract under the laws of the State of South Carolina and will be construed in accordance with and governed by the laws of said State. Both parties agree to submit to the jurisdiction of the Court of Common Pleas for Richland County, Columbia, South Carolina in settlement of any dispute or controversy arising under or in connection with this Option Agreement.

         3.2 Parties in Interest; Assignment. This Option Agreement shall be binding upon and inure to the benefit of the parties hereto and to each of their respective successors or permitted assigns, but this Option Agreement and the rights and obligations under this Option Agreement shall not be assignable by either the Company or any of the Purchasers without written consent of the other party.

         3.3 Agreement. This Option Agreement and the Stock Purchase Agreement contain the entire agreement between the parties hereto with respect to the Option for the Additional


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Shares and supersedes any prior  agreements or  understandings  between or among any of the parties hereto relating to the Option.

         3.4 Notices. The provisions of Section 14 of the Stock Purchase Agreement with respect to notices and other communications shall apply to this Option Agreement.

         3.5 Modification No amendment or modification of or supplement to this Option Agreement will be effective unless it is in writing and duly executed by each party to be charged thereunder.

         IN WITNESS WHEREOF, the parties have executed this Option Agreement on the date first above-written


                                           THE COMPANY:

                                           THE SEIBELS BRUCE GROUP, INC.

                                    By:____________________________
                                           Ernst N. Csiszar
                                           President and Chief Executive Officer


                                           THE PURCHASERS:


                                    By:____________________________
                                           Charles H. Powers


                                    By:____________________________
                                           Walker S. Powers



                                    By:____________________________
                                           Rex Huggins


                                    By:____________________________
                                           Jane Huggins



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